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                                                                 EXHIBIT 12

                        AMERICAN EXPLORATION COMPANY
                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                        AND PREFERRED STOCK DIVIDENDS
                  (In thousands, except for ratio amounts)

                                      For the Nine                   Year Ended December 31,
                                      Months Ended  ---------------------------------------------------------
                                         9/30/95      1994        1993        1992         1991         1990
                                      ------------  --------    --------    --------     --------     -------
EARNINGS:

(+) Pretax income from continuing
     operations                          $ 6,556    $(60,690)   $(18,681)   $(68,791)    $(24,006)    $ 4,298
(+) Interest expense (b)                   4,853       6,638       6,847       9,485       13,609      10,322
(+) Amortization of debt expense             727       2,779         739       1,292         -           -
(+) Rent representative of interest factor   687       1,284       1,533       1,726        1,697       1,245
                                         -------    --------    --------    --------     --------     -------
                                          12,823     (49,989)     (9,562)    (56,288)      (8,700)     15,865
                                         -------    --------    --------    --------     --------     -------

FIXED CHARGES:

(+) Interest expensed or capitalized (b)   5,891       8,134       9,193      12,786       17,081      10,322
(+) Amortization of debt expense             727       2,779         739       1,292         -           -
(+) Rent representative of interest
     factor                                  687       1,284       1,533       1,726        1,697       1,245
                                         -------    --------    --------    --------     --------     -------
                                           7,305      12,197      11,465      15,804       18,778      11,567
                                         -------    --------    --------    --------     --------     -------

PREFERRED STOCK DIVIDEND
   REQUIREMENTS (a)                        1,350       1,800          75       -               65         244
                                         -------    --------    --------    --------     --------     -------

COVERAGE EXCESS (DEFICIENCY)             $ 4,168    $(63,986)   $(21,102)   $(72,092)    $(27,543)    $ 4,054
                                         =======    ========    ========    ========     ========     =======

RATIO OF EARNINGS TO COMBINED
   FIXED CHARGES AND PREFERRED
   STOCK DIVIDENDS                          1.48       (3.57)      (0.83)      (3.56)       (0.46)       1.34
                                         =======    ========    ========    ========     ========     =======

(a) There was no preferred stock outstanding during 1992.
(b) For 1991 and prior, financing costs are included in interest expense.